                                                                      EXHIBIT 12


                 KENT ELECTRONICS CORPORATION AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (IN THOUSANDS, EXCEPT RATIO)


                                                                            Fiscal years ended
                                        ----------------------------------------------------------------------------------------
                                           April 1,          March 30,         March 29,          March 28,         April 3,
                                             1995              1996             1997(1)             1998              1999
                                        ---------------   ---------------   ----------------   ---------------   ---------------
Earnings before income taxes                    $23,511           $49,095           $45,100            $58,167           $   294
Add fixed charges                                 1,085             1,857             2,363              6,647            12,009
                                                -------           -------           -------            -------           -------
Earnings as adjusted                             24,596            50,952            47,463             64,814            12,303
                                                =======           =======           =======            =======           =======
Fixed charges:
  Interest expense                                  340               898             1,192              5,272            10,495
  Interest portion of rental                        745               959             1,171              1,375             1,514
    expense(2)                                  -------           -------           -------            -------           -------
Total fixed charges                             $ 1,085           $ 1,857           $ 2,363            $ 6,647           $12,009
                                                =======           =======           =======            =======           =======
Ratio of earnings to fixed charges                22.7x             27.4x             20.1x               9.8x              1.0x
                                                =======           =======           =======            =======           =======

(1) Includes non-recurring merger and integration charges of $5.5 million, pre-tax, in fiscal year 1997. Exclusive of such charges, the ratio of earnings to fixed charges for fiscal year 1997 was 22.4.

(2) The interest factor of rental expense is estimated at one-third of total rental expense, which the Company believes to be a reasonable approximation.